 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    September 4, 2013

POKERTEK, INC.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	000-51572	61-1455265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 Crews Road, Suite F Matthews, North Carolina	28105
(Address of Principal Executive Offices)	(Zip Code)

(704) 849-0860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers

(e)  On September 4, 2013, the Registrant entered into an amendment (the “Amendment”) to the Key Employee Agreement dated June 2, 2011 (the “Agreement”) between the Registrant and James Crawford extending the term of the Agreement through December 31, 2013. All other terms and conditions of the Agreement remain unchanged.

Item 8.01 Other Events

On September 7, 2013, the Registrant’s sole customer in Ohio ceased operations in response to a notice it received from the Attorney General of Ohio. The notice indicated that, in the opinion of the Attorney General of Ohio, any gaming device containing a video screen is deemed to be a slot machine under state regulatory definitions and, therefore, is not permitted under current charity-gaming regulations.

As a result, the Registrant is working with this customer to remove the 20 PokerTek tables installed at the Ohio location. The tables will be taken into inventory at the Registrant’s North Carolina facility. For the first six months of 2013, revenue from this Ohio customer represented approximately six percent of the Registrant’s total reported revenue. As of June 30, 2013, accounts and notes receivable, net of reserves, due from this customer totaled $41 thousand. The Registrant will update its evaluation regarding the likelihood of collection and adjust its reserves if necessary in connection with its normal quarterly procedures at September 30, 2013.

The Registrant has been advised that the Ohio legislature may review the current regulations governing charitable gaming and that new regulations may be considered to clarify the permissible gaming activities of fraternal organizations and other non-profit organizations. However, there is no assurance when or if any such legislation will be addressed or enacted or that any such actions will expand permissible gaming activities.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Amendment, dated September 4, 2013, to the Key Employee Agreement dated June 2, 2011 between the Registrant and James Crawford.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PokerTek, Inc.

Date: September 4, 2013	By:	/s/ Mark D. Roberson
Mark D. Roberson, Chief Executive Officer and Chief Financial Officer